                                                                                  Exhibit 4

                            NAVISTAR FINANCIAL CORPORATION
                                     AND SUBSIDIARIES

                     INSTRUMENTS DEFINING RIGHTS OF SECURITY HOLDERS,
                                   INCLUDING INDENTURES

The following instruments of Navistar Financial Corporation defining the rights of security holders are incorporated herein by reference:

4.1       Guarantee,  dated  as  of  December  8,  2000,  made  by  Navistar  International
          Corporation,  in favor of JP Morgan Chase Bank  (survivor  in the merger  between
          JP  Morgan  and The Chase  Manhattan  Bank),  as  Administrative  Agent,  for the
          lenders  parties to the Credit  Agreement,  dated as of December  8, 2000,  among
          Navistar  Financial  Corporation and  Arrendadora  Financiera  Navistar,  S.A. DE
          C.V., Servicios Financieros Navistar,  S.A. DE C.V. and Navistar Comercial,  S.A.
          DE C.V., the Lenders,  Bank of America,  N.A., as syndication  agent, The Bank of
          Nova Scotia, as documentation agent, and the Administrative Agent.

4.2       Indenture  dated as of March 25, 2002 by and  between the Corporation and The BNY
          Midwest Trust Company,  as Trustee,  for 4.75%  Subordinated  Exchangeable  Notes
          due 2009 for $200,000,000.  Filed on Registration No. 333-87716.